City of Buenos Aires, October 31, 2024 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. Mercado Abierto Electrónico S.A. (MAE) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We are writing in order to comply with Articles 8°, Section II, Chapter III, Title II, and 3°, paragraph 3), Section II, Chapter I, Title XII of the Argentine National Securities Commission (Comisión Nacional de Valores) Rules (2013 revised version). In this regard, we hereby inform that today LOMA NEGRA C.I.A.S.A. (the “Company”) received the communications submitted by Messrs. (i) Carlos Boero Hughes resigning from his position as director of the Company, and (ii) Livio Hagime Kuze resigning from his position as a director of the Company. These resignations will be considered by the next Board of Directors' Meeting of the Company and they will be effective upon the Board's acceptance. Additionally, it is hereby inform that the resignations have not implied any intentional misconduct nor have been untimely filed, and do not affect the quorum of the Company's Board of Directors. Sincerely, Marcos I. Gradin Investor Relations Officer LOMA NEGRA C.I.A.S.A.